UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 19, 2011

CROWN OIL AND GAS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52750
(Commission File Number)

98-0495144
(IRS Employer Identification No.)

190 – 119 N. Commercial Street, Bellingham, Washington  98225
(Address of principal executive offices and Zip Code)

(360) 392 - 3963
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2011, we appointed Olga Kovaleva as our Chief Financial Officer.

Ms. Kovaleva brings considerable experience to her role. Ms. Kovaleva recently consulted on private equity projects in Russia.  She was Vice President Finance for Integra Group, one of Russia’s leading oil services companies, from 2004 – 2007, including during Integra’s IPO on the LSE in 2007. She also participated in corporate finance transactions and integrated the finance systems of acquired companies into the Group structure.  Ms. Kovaleva was a Director of Finance at KhantyMansiysk Oil Corporation from 2001 – 2004.  In her role, she was responsible for financial reporting and restructured the internal control system, planning and budgeting functions of the company.

From 1995 – 2001, Ms. Kovaleva was a Senior Audit Consultant at PricewaterhouseCoopers in Moscow responsible for IFRS and US GAAP audits of oil and mining companies in Russia. She also participated in the preparation of Financial Statements and other documentation for initial public offerings in capital markets.

Ms. Kovaleva graduated from the Finance Academy in Moscow and has been ACCA qualified since 1999.

Family Relationships

There are no family relationships between Ms. Kovaleva and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Ms. Kovaleva since the beginning of our last fiscal year, nor are we a party to any currently proposed transaction with Ms. Kovaleva, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

Item 7.01  Regulation FD Disclosure

We entered into a strategic partnership agreement with SWPD Holding Limited for provision of management consulting and exploration activity supervision.

A News Release dated October 19, 2011 is furnished herewith.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1	News Release of October 19, 2011
99.2	News Release of October 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN OIL AND GAS INC.

/s/ Kairat Sydykov
Alex Polevoy
Chief Executive Officer

Date:  October 31, 2011